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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                          UROQUEST MEDICAL CORPORATION


         The undersigned incorporator hereby executes this Certificate of Incorporation for the purpose of forming a corporation for profit in accordance with the laws of the State of Delaware.


                                   ARTICLE 1

                                      Name

         The name of the corporation shall be:

                          UroQuest Medical Corporation


                                   ARTICLE 2

                          Registered Office and Agent

         The address of the corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, Delaware, 19805. The name of the registered agent at such address is Corporation Service Company.


                                   ARTICLE 3

         The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE 4

                                 CAPITAL STOCK

         A.      Authorized Capitalization.  Subject to the provisions of
Article 4, Section C.4(b) below, the total number of shares of all classes of stock which the Corporation shall have authority to issue is 47,000,000 shares, $.001 par value, divided into the following: (i) 316,667 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), (ii) 955,494 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"),
(iii) 1,009,107 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock"), (iv) 8,000,000 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock") (sometimes hereinafter the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to as the "Designated Preferred
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Stock"), (v) 5,718,732 shares of undesignated Preferred Stock ("Preferred
Stock"), and (vi) 31,000,000 shares of Common Stock ("Common Stock").

         B. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, or any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

         C. Common Stock and Designated Preferred Stock. The rights, preferences, privileges and restrictions granted to or imposed upon Common Stock and Designated Preferred Stock are as follows:

                 1. Dividends. The holders of the Designated Preferred Stock shall be entitled, when, as and if declared by the Board of Directors of the Corporation, to dividends out of, on a pari passu basis, the retained earnings or capital surplus of the Corporation, provided, however, that no such dividend or distribution may be declared or paid on any shares of Common Stock unless at the same time an equivalent (on the basis specified below) dividend or distribution is declared or paid on all outstanding shares of Designated Preferred Stock of each series equally. The holders of the Designated Preferred Stock shall be entitled to share in any dividends or distributions paid to the holders of shares of Common Stock or any other class or series of stock ranking junior to the Designated Preferred Stock, at the same rate per share of Designated Preferred Stock based upon the shares of Common Stock or other securities which the holder of such Designated Preferred Stock would be entitled to receive upon conversion thereof immediately prior to the record date of such distribution. The right to such dividends on shares of Common Stock and Designated Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock, by reason of the fact that dividends on said shares are not declared in any prior period.





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                 Subject to the right of the holders of Designated Preferred
         Stock, and any other series of Preferred Stock authorized pursuant to the terms of Part B of this Article 3, the holders of Common Stock shall be entitled to receive dividends out of the retained earnings or capital surplus of the Corporation when, as, and if decided by the Board of Directors.

                 2.       Liquidation Preference.

                          a. Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of Designated Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock of the Corporation, an amount equal to $.60 per share (with respect to the Series A Preferred Stock), $.72 per share (with respect to the Series B Preferred Stock), and $1.00 per share (with respect to the Series C Preferred Stock and Series D Preferred Stock), respectively (as adjusted for any stock splits, stock dividends, consolidations, combinations or the like), plus a further amount equal to any dividends declared but unpaid on such shares (hereinafter, the above identified amounts shall be referred to as the Series A Liquidation Value, Series B Liquidation Value, Series C Liquidation Value and Series D Liquidation Value, respectively).

                          All of the preferential amounts to be paid to the
                 holders of Designated Preferred Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any account for, or the distribution of any assets of this Corporation to, the holders of Common Stock in connection with such liquidation, dissolution or winding up. If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to provide for the cash payment of the full preferential amount for each share of Designated Preferred Stock outstanding, such assets as are available shall be distributed first in their entirety among the holders of the Series D Preferred Stock based upon the aggregate Series D Liquidation Value payable upon liquidation for the number of shares of Series D Preferred Stock held by each of them, and then, to the extent of any assets remaining after such distribution, ratably among the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock based upon the aggregate Series A Liquidation Value, Series B Liquidation Value, and





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                 Series C Liquidation Value payable upon liquidation for the number of shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock held by each of them.

                          After the payment or setting apart of payment to the
                 holders of Designated Preferred Stock of the full Series A Liquidation Value, Series B Liquidation Value, Series C Liquidation Value and Series D Liquidation Value, the holders of Designated Preferred Stock and Common Stock shall be entitled to share ratably in the remaining assets of the Corporation, based upon the number of shares of Common Stock then held by them (deeming, for the purposed of such proration, all Designated Preferred Stock to be converted into Common Stock at the then effective Conversion Rate applicable thereto).

                          b. Consolidation or Merger. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets or stock of the Corporation, or a series of related transactions in which more than fifty (50%) of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

                          c. Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Designated Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Designated Preferred Stock or Common Stock of the appraiser's valuation.

                 3.       Voting Rights.

                          a. General Rights - Designated Preferred Stock. The holder of each share of Designated Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Designated Preferred Stock could be converted on a record date (as adjusted from time to time pursuant to Section 4 below) for the vote or consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of Common Stock. The holder of each





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                 share of Designated Preferred Stock shall be entitled to
                 receive notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of the shareholders, except those matters required by law to be submitted to a class vote. Fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Designated Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

                          b. Special Rights - Designated Preferred Stock. Notwithstanding anything herein to the contrary, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, shall be entitled to elect one director and the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect three (3) directors, to the Board of Directors of the Corporation at any annual or special meeting of the shareholders of the Corporation at which directors are elected. No such director shall be removed from office without the consent of the holders of a majority of Designated Preferred Stock which elected such director.

                          c. Voting Rights - Common Stock. The holders of shares of Common Stock shall be entitled to one vote per share at each meeting of the stockholders of the Corporation on all matters coming before the stockholders of the Corporation, except as may be specifically provided otherwise in this
                 Section 3.

                          d.      General Provisions.  The manner of
                 establishing the number of directors to constitute the Board of Directors and the procedures for electing directors shall be as set forth in the Bylaws of the Corporation. There shall be no cumulative voting in the election of directors.

                          e. Negative Covenants. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of a majority of the shares of Series D Preferred Stock:

                                  (1) amend or repeal any provision of the Corporation's Articles of Incorporation or By-Laws, including without limitation a change in the





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                          number of members of the Board of Directors of the
                          Corporation:

                              (2) authorize or effect the payment of dividends
                          or the redemption or repurchase of any capital stock of the Corporation or rights to acquire capital stock of the Corporation (other than the repurchase of stock from employees of the Corporation or its subsidiaries pursuant to repurchase rights under vesting provisions related to the length of period of employment of such employees at purchase prices initially paid by such employees for such shares);

                             (3)  authorize or effect the issuance by the
                          Corporation of any shares of capital stock or rights to acquire capital stock other than (x) pursuant to options, warrants, conversion or subscription rights in existence on the initial date of issuance of the Series D Preferred Stock or (y) pursuant to stock option, stock bonus or other employee stock plans for the benefit of the employees of the Corporation or its subsidiaries in existence as of such date or thereafter approved with the consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock;

                              (4) authorize or effect (a) any sale, lease,
                          transfer or other disposition of all or substantially all the assets of the Corporation; (b) any merger or consolidation or other reorganization of the Corporation with or into another corporation, (c) the acquisition by the Corporation of another corporation by means of a purchase of all or substantially all the assets of such corporation, or (d) a liquidation, winding up, dissolution or adoption of any plan for the same; or

                                  (5)      enter into any transaction, other
                          than employment agreements on a basis consistent with past practice, with any officer, director or beneficial owner of five percent (5%) or more of the Common Stock of the Corporation or any affiliate of any of the foregoing.

                          f. No Amendment. The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of any series of Designated Preferred Stock so as to affect adversely such Designated Preferred Stock, without the written consent or





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                 affirmative vote of the holders of at least 66-2/3% of the then outstanding aggregate number of shares of such adversely affected series of Designated Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with any series of Designated Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely such series of Designated Preferred Stock.

                 4. Conversion. The holders of Designated Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                          a. Right of Conversion. Each issued and outstanding share of Designated Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for Designated Preferred Stock. Each such share shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.60, in the case of Series A Preferred Stock; $.72 in the case of Series B Preferred Stock; or $1.00, in the case of Series C Preferred Stock and Series D Preferred Stock, by the applicable Conversion Price as hereinafter provided in effect at the time of conversion. The initial Conversion Price of the Series A Preferred Stock shall be $.60, the initial Conversion Price of the Series B Preferred Stock shall be $.72, and the initial Conversion Price of the Series C Preferred Stock and the Series D Preferred Stock shall be $1.00; in each case subject to adjustment as hereinafter provided. The number of shares of Common Stock into which Designated Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate".

                          b.      Automatic Conversion.

                                  (1) Each issued and outstanding share of
                          Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the effective Conversion Rate for each series immediately upon the earlier to occur of (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, relating





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                          to a bona fide, firm commitment underwriting of the
                          Corporation's Common Stock ("Initial Public
                          Offering"), or (ii) subject to the provisions of
                          Section 2(b) above, a merger or consolidation of the Corporation with or into another corporation in which the Corporation is not a successor corporation, or a sale of all or substantially all of the assets or stock of the Corporation.

                              (2) Each issued and outstanding share of Series D
                          Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate at any time upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public generally at a price to the public which places upon the Corporation a value (prior to the receipt of proceeds of such offering) of at least $60 million and in which the net proceeds to the Corporation are not less than $20 million (herein referred to as a "Qualified Public Offering"). In addition, each issued and outstanding share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such shares (i) upon the vote to so convert of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding or (ii) once at least a majority of the shares of Series D Preferred Stock issued on the original date of issuance of the Series D Preferred Stock shall have been converted into Common Stock.

                                  (3)      Upon the closing of a Qualified
                          Public Offering: (i) the authorized shares of Preferred Stock shall be 16,000,000 and then shall be no authorized shares of Designated Preferred Stock and (ii) all of the terms and conditions of Part C of this Article 4 shall automatically terminate and be of no further effect.

                          c.      Mechanics of Conversion.

                                  (1) Before any holder of Designated Preferred
                          Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) above, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent





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                          for the Designated Preferred Stock and shall give
                          written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Designated Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Designated Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                              (2) All holders of record of shares of Designated
                          Preferred Stock will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory conversion of all of such shares of Designated Preferred Stock pursuant to
                          Section 4(b). Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Designated Preferred Stock at such holder's address appearing on the stock registrar.
                          On or before the date fixed for conversion, each holder of shares of Designated Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to Section 4(b). On the date fixed for conversion, all rights with respect to the Designated Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Designated Preferred Stock has been converted and payment of any accrued and unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Designated Preferred Stock which are required to





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                          be surrendered for conversion in accordance with the
                          provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Designated Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Designated Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in paragraph (d) of this
                          Section 4 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                         d. Fractional Shares. The Corporation shall not issue fractions of shares of Common Stock upon conversion of Designated Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 4(d), be issuable upon conversion of any Designated Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by Nasdaq Stock Market, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors of the Corporation.

                          e.      Adjustment of Conversion Price.  The
                 Conversion Price applicable to any series of Designated Preferred Stock shall be subject to adjustment from time to time as follows:





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                          (1)     Certain Issuances of Equity Stock.  If, at
                 any time after the issuance of shares of Series A Preferred Stock, the Corporation shall issue any common stock, preferred stock, or other equity that as part of a unit or otherwise includes Common Stock or Preferred Stock or options, warrants, rights or convertible securities which are exercisable or convertible into Common Stock, Preferred Stock, or other equity security (hereinafter, "Equity Stock"), other than Excluded Stock (as defined herein) for a consideration per share less than the Conversion Price immediately prior to such issuance for any series of Designated Preferred Stock, the Conversion Price for the series of Designated Preferred Stock so affected shall immediately be reduced to a price per share equal to the price determined by dividing (x) an amount equal to the sum of (i) the number of shares of Equity Stock of the Corporation outstanding immediately prior to such issue or sale multiplied by the then-existing Conversion Price for such series of Designated Preferred Stock and (ii) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the total number of shares of Equity Stock of the Corporation outstanding immediately after such issue or sale. The number of shares of Equity Stock outstanding at any given time for the purpose of the foregoing computation means the shares thereof actually outstanding, the shares thereof previously outstanding that have been reacquired by the Corporation and constitute treasury shares, and the shares thereof issuable in respect of outstanding script certificates issued in lieu of fractions of shares of Equity Stock.

                          The number of shares of Common Stock deliverable upon
                 the exercise of the conversion privilege shall be increased in the ratio which the Conversion Price existing just prior to the adjustment made provided above bears to the Conversion Price existing immediately after such adjustment.

                          For the purpose of any adjustment of the Conversion
                 Price pursuant to this Section (4)(e)(1) the following provisions shall be applicable:

                                  (a)      Cash.  In the case of the issuance
                          of shares of Equity Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such shares of Equity Stock after deducting therefrom any reasonable discounts, commissions, taxes or other expenses allowed, paid or incurred by the





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                          Corporation for any underwriting or otherwise in
                          connection with the issuance and sale thereof.

                                  (b)      Consideration Other Than Cash.  In
                          the case of the issuance of shares of Equity Stock (otherwise than upon the conversion of shares of capital stock or other securities of the corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Corporation, irrespective of any accounting treatment; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Equity Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                                  (c)      Options and Convertible Securities.
                          In the case of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exercisable) or (iii) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                                        i)      the aggregate maximum number of
                                  shares of Common Stock deliverable upon
                                  exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(e)(1)(a) and (b) above, if any), received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Equity Stock covered thereby;

                                      ii)  the aggregate maximum number of
                                  shares of Common Stock deliverable upon
                                  conversion of or in exchange for any such convertible or exchangeable securities,or





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                                  upon the exercise of options, warrants or
                                  other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities and related options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities and the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in Sections
                                  (4)(e)(1)(a) and (b) above);

                                     iii)  on any change in the number of
                                  shares of Common Stock deliverable upon
                                  exercise of any such options, warrants or rights or conversion of or exchange for such convertible or exchangeable securities or any change in consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect for each series of Designated Preferred Stock shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, or rights not exercised prior to such change, on the basis of such change;

                                     iv)   on the expiration or cancellation of
                                  any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price for any series of Designated Preferred Stock shall have been adjusted upon the issuance thereof, the Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such securities; and

                                        v)      if the Conversion Price for any
                                  series of Designated Preferred Stock shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price for such series shall be made for the actual issuance of Equity Stock upon the exercise, conversion or exchange thereof;

                          provided, however, that no increase in the Conversion Price for any series of Designated Preferred Stock shall be made pursuant to Section (4) (e)(1)(c)(i),
                          (ii) or (iii) above.

                     (2) Excluded Stock. "Excluded Stock" shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock, or upon conversion of shares of Designated Preferred Stock; (B) shares of Common Stock to be issued to employees, officers, consultants and directors of the Corporation pursuant to stock options, employee benefit plans, or otherwise, in each case as approved by the Corporation's Board of Directors; and (C) any shares of capital stock of the Corporation issued or to be issued upon exercise of any stock purchase warrants or options outstanding on the date hereof.

                    (3)   Adjustments for Certain Events.  For purposes of this
                          Section 4, the following provisions shall apply:

                                  a))      Adjustments for Stock Split, Stock
                          Dividend, Combination, or Reclassification.

                                  In the event the outstanding shares of Common
                          Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect for each series of Designated Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Comon Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect for each series of Designated Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                                  b))      Adjustment for Other Distributions.

                                  In the event the Corporation at any time and
                          from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Designated Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Designated Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
                          Section 4 with respect to the rights of the holders of the Designated Preferred Stock.

                                  c))  Adjustment for Reclassification,
                          Exchange and Substitution.

                                  If the Common Stock issuable upon conversion
                          of Designated Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above), the Conversion Price then in effect for each series of Designated Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that Designated Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such shares of Designated Preferred Stock immediately before that change.

                                  d))  Mergers; Consolidations; Sale of Assets.

                                  In the event of the merger or consolidation
                          of the Corporation with or into any other corporation or corporations or the merger of any other corporation or corporations into the Corporation (other than a merger or consolidation in which the Corporation survives and its stockholders do not receive distributions of securities or other property (including cash) as a result of the merger or consolidation), or the sale or conveyance of all or substantially all of the assets of the Corporation, the Corporation shall cause effective provision to be made so that Designated Preferred Stock of each series shall thereafter be convertible into the kind and amount of shares of stock or other securities or property (including cash) held immediately after such merger or consolidation by a holder of the number of shares of Common Stock which might have been acquired by a holder of shares of Designated Preferred Stock if such Designated Preferred Stock had been converted immediately prior to such merger, consolidation, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

                     (4) Rounding of Calculations: Minimum Adjustment. All calculations under this Section (4)(e) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section
                 (4)(e) to the contrary notwithstanding, no adjustment in the Conversion Price for Designated Preferred Stock shall be made in the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount of amounts so carried forward, shall aggregate $0.01 or more.

                          f. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Designated Preferred Stock against impairment.

                          g. Current Market Price. The Current Market Price at any date shall mean the price per share of Common Stock on such date determined by the Board or Directors as provided below. The Current Market Price shall be the average of the daily closing prices per share of Common Stock for twenty (20) consecutive business days ending on the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such twenty (20) business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on the Nasdaq Stock Market; provided, however, that if the Common Stock is not traded in such manner that the quotations referred to above are not available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors of the Corporation, irrespective of any accounting treatment.

                          h. Statement Regarding Adjustments. Whenever the Conversion Price for any series of Designated Preferred Stock shall be adjusted as provided in Section (4)(e) above, the Corporation shall forthwith file, at the office of any transfer agent for Designated Preferred Stock so affected and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect for such series after adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Designated Preferred Stock so affected, at its address appearing on the Corporation's records.

                          i. Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved of any certificate for such shares in a name other than that of the holder of the shares of Designated Preferred Stock in respect of such shares in a name other than that of the holder of the shares of Designated Preferred Stock in respect of which such shares are being issued on or any federal or state taxes or any gain or income recognized in such transaction, if any.

                          j. Reservation of Shares. The Corporation shall reserve at all times as long as any shares of Designated Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Designated Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Designated Preferred Stock.

                          k. Valid Issuance. All shares of Common Stock that may be issued upon conversion of the shares of Designated Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price for Designated Preferred Stock to be less than the par value, if any, of the Common Stock).

                          l. Notice of Capital Changes. If at any time the Corporation shall offer for subscription pro rata to the holders of shares of Designated Preferred Stock or Common Stock any additional shares of stock of any class, other rights or any equity security of any kind, or there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all of substantially all of its assets to, another company or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases, the Corporation shall give the registered holders of the shares of Designated

                 Preferred Stock written notice, by registered or certified mail, postage prepaid, of the date on which (i) a record shall be taken for such subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of shares of Designated Preferred Stock or Common Stock shall participate in such subscription rights, or shall be entitled to exchange their shares of Designated Preferred Stock or Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date in respect thereto.

                          m. Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose or determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Designated Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

                          n.      Notices.  Any notice required by the
                 provisions of this Section 4 to be given to the holder of shares of Designated Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                 5. Residual Rights. Subject to all the rights of Designated Preferred Stock or any other series of Preferred Stock, and on the conditions set forth in this Article 3 or in any resolution of the Board of Directors providing for the issuance of any other series of Preferred Stock, and except as provided hereinabove with respect to the Common Stock, the holders of the Common Stock shall be entitled to all other rights normally held by shareholders of a corporation.

                 6.       Covenants.

                 a. Information Rights. The Corporation shall, so long as a total of at least 200,000 shares of Designated Preferred Stock in the aggregate remain outstanding, mail or deliver to each person or entity owning Designated Preferred Stock or Common Stock acquired upon conversion of Designated Preferred Stock.

                          i) As soon as practicable after the end of each fiscal year, and in no event later than 120 days after the end of each fiscal year, consolidated balance sheets of the Corporation and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flow of the Corporation and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied during the periods covered thereby and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and (if authorized by the Board of Directors) audited by independent public accountants of nationally recognized standing selected by the Corporation certifying that all covenants to be complied with by the Corporation have been complied with (or setting forth in reasonable detail any covenants that have not been so complied with).

                 b. Rights of Inspection. For so long as a holder of shares of Designated Preferred Stock is eligible to receive reports under Section 6(a), such holder shall also have the right, at the holder's expense, to visit and inspect any of the properties, books and records of the Corporation or any of its subsidiaries, to make copies and extracts of such books and records and to discuss the affairs, finances and accounts of the Corporation and its subsidiaries, with their officers, all at such reasonable times and as often as may be reasonably requested, excluding, however, any secret, proprietary, or otherwise sensitive information (as determined by the Company), which information may be reviewed by the holder, but only after the execution of the appropriate non-compete/non-disclosure agreements between the holder and the Corporation.

                 7. Waiver. The observance of any term relating to Designated Preferred Stock may be amended or waived either generally or in a particular instance (and either retroactively or prospectively) only with the vote or written consent of holders of at least two-thirds (2/3) of the then outstanding shares of Designated Preferred Sock, voting together as one class, unless any such amendment or waiver adversely affects the shares of a particular series of Designated Preferred Stock as compared to the shares of any other outstanding series of Designated Preferred Stock, in which event the vote or written consent of holders of at least two-thirds (2/3) of the then outstanding shares of the series of Designated Preferred Stock so affected shall be required. Any amendment or waiver so effected shall be binding upon the Corporation and any holder of Designated Preferred Stock.


                                   ARTICLE 5

                                  Incorporator

         The name and mailing address of the incorporator making this Certificate of Incorporation are:

             Name                                           Address
             ----                                           -------
         Eric B. Hale                              265 East 100 South, Suite 220
                                                   Salt Lake City, Ut  84111-1616


                                   ARTICLE 6

                               Board of Directors

         The Board of Directors of this corporation shall consist of a number of directors to be fixed from time to time by the stockholders or the by-laws. The business and affairs of this corporation shall be managed by the Board of Directors, which may exercise all such powers of this corporation and do all such lawful acts and things as are not by law directed or required to be exercised or done only by the stockholders.


                                   ARTICLE 7

                        Name Initial Board of Directors

         The initial Board of Directors of this corporation shall consist of two members, such members to hold office until their successors have been duly elected and qualify. The names and mailing addresses of the initial directors are:

             Name                                           Address
             ----                                           -------
         Eric B. Hale                              265 East 100 South, Suite 220
                                                   Salt Lake City, Ut  84111-1616

         Gregory S. Ayers                          265 East 100 South, Suite 220
                                                   Salt Lake City, Ut  84111-1616

                                   ARTICLE 8

                                    By-Laws

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the corporation.


                                   ARTICLE 9

                            Meetings of Stockholders

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation. The stockholders of the corporation may not act by written consent, unless such written consent constitutes the unanimous consent of all stockholders.


                                   ARTICLE 10

                   Amendment of Certificate of Incorporation

         This corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware statue, and all rights conferred upon the stockholders herein are subject to this reservation.


                                   ARTICLE 11

                                Indemnification

         The corporation shall indemnify, to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons who it may indemnify pursuant thereto. The personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. Any repeal or modifications of this paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the _____ day of October, 1996.


                                             ___________________________________
                                                   ERIC B. HALE